Exhibit 16
[bmc logo]
March 2, 2009
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
     We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on February 27, 2009, to be filed by our former client, RTI International Metals, Inc. (the “RTI’’), RMI Titanium Company (“RMI’’), a wholly-owned subsidiary of RTI and the administrator under each of the RTI International Metals, Inc. Employee Savings and Investment Plan, the RMI Titanium Company Employees Savings and Investment Plan, and the RMI Titanium Company Bargaining Unit Employee Savings and Investment Plan (collectively, the “Plans’’). We agree with the statements made in response to that Item insofar as they relate to out Firm.
Very truly yours,
BEARD MILLER COMPANY LLP
/s/ H. P. Kelly Jr.
H.P. “Bud’’ Kelly, Jr., CPA
Partner
Audit and Accounting Services
Beard Miller Company LLP   |   Certified Public Accountants and Consultants
30 Isabella Street   |   Suite 109   |   Pittsburgh, PA 15212
p: 412.231.3590   |   800.267.9405   |   f: 412.291.1634   |   www.bmcvision.com